Exhibit 21.1

Subsidiaries of Navigant Consulting, Inc. (as of February 14, 2019)

Name (doing business as)	Jurisdiction of Incorporation
Navigant Consulting Ltd.	Canada
Beijing Navigant Consulting Co., Ltd.	China - PRC
Beijing Navigant Consulting Co., Ltd., Shanghai Branch	China - PRC
Navigant Germany GmbH	Germany
Navigant Energy Germany GmbH	Germany
Navigant Consulting Asia Limited	Hong Kong
Navigant BPM (India) Private Limited	India
Navigant Consulting, Inc. Korea Branch	Korea
Navigant Europe Limited, London Zurich Branch	Switzerland
Navigant Investments B.V.	The Netherlands
Navigant Netherlands B.V.	The Netherlands
Navigant WTTS B.V.	The Netherlands
Navigant Europe Limited, Abu Dhabi Branch	United Arab Emirates
Navigant Europe Limited, Dubai Branch	United Arab Emirates
Ecofys UK Limited	United Kingdom
Navigant Europe Limited	United Kingdom
CareClarity Inc.	Delaware
Health System Solutions, LLC	Delaware
HP3, Inc.	Pennsylvania
McKinnis Consulting Services, LLC	Illinois
Navigant Energy Services, LLC	Illinois
Navigant Cymetrix Corporation	Delaware
Navigant Holdings US, LLC	Delaware
NCI Healthcare, LLC	Delaware

Pursuant to Rule 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted from this Exhibit.